Exhibit 7

FFIEC 031 Page 15 of 71 RC-1 DEUTSCHE BANK TRUST COMPANY AMERICAS Legal Title of Bank NEW YORK City NY 10005 State Zip Code FDIC Certificate Number: 00623 Consolidated Report of Condition for Insured Banks and Savings Associations for September 30, 2012 All schedules are to be reported in thousands of dollars. Unless otherwise indicated, report the amount outstanding as of the last business day of the quarter. Schedule RC—Balance Sheet Dollar Amounts in Thousands RCFD Tril Bil Mil Thou Assets 1. Cash and balances due from depository institutions (from Schedule RC-A): a. Noninterest-bearing balances and currency and coin (1) 0081 184,000 1.a b. Interest-bearing balances (2) 0071 20,333,000 1.b 2. Securities: a. Held-to-maturity securities (from Schedule RC-B, column A) 1754 0 2.a b. Available-for-sale securities (from Schedule RC-B, column D) 1773 167,000 2.b 3. Federal funds sold and securities purchased under agreements to resell: RCON a. Federal funds sold in domestic offices 8987 135,000 3.a RCFD b. Securities purchased under agreements to resell (3) 8989 6,017,000 3.b 4. Loans and lease financing receivables (from Schedule RC-C): a. Loans and leases held for sale 5369 0 4.a b. Loans and leases, net of unearned income 8528 19,478,000 4.b c. LESS: Allowance for loan and lease losses 3123 73,000 4.c d. Loans and leases, net of unearned income and allowance (Item 4.b minus 4.c) 8529 19,405,000 4.d 5. Trading assets (from Schedule RC-D) 3545 3,819,000 5 6. Premises and fixed assets (including capitalized leases) 2145 49,000 6 7. Other real estate owned (from Schedule RC-M) 2150 14,000 7 8. Investments in unconsolidated subsidiaries and associated companies 2130 0 8 9. Direct and indirect investments in real estate ventures 3656 0 9 10. Intangible assets: a. Goodwill 3163 0 10.a b. Other intangible assets (from Schedule RC-M) 0426 43,000 10.b 11. Other assets (from Schedule RC-F) 2160 5,035,000 11 12. Total assets (sum of Items 1 through 11) 2170 55,201,000 12 (1) Includes cash items in process of collection and unposted debits. (2) Includes time certificates of deposit not held for trading. (3) Includes all securities resale agreements in domestic and foreign offices, regardless of maturity.

DEUTSCHE BANK TRUST COMPANY AMERICAS
Legal Title of Bank
FDIC Certificate Number: 00623

FFIEC 031
Page 15a of 71
RC-1a

Schedule RC—Continued

Dollar Amounts in Thousands				Tril | Bil | Mil | Thou	
Liabilities					
13. Deposits:			RCON		
a. In domestic offices (sum of totals of columns A and C from Schedule RC-E, part I)			2200	27,117,000	13.a
(1) Noninterest-bearing (1)	6631	20,844,000			13.a.1
(2) Interest-bearing	6636	6,273,000			13.a.2
b. In foreign offices, Edge and Agreement subsidiaries, and IBFs			RCFN		
(from Schedule RC-E, part II)			2200	10,399,000	13.b
(1) Noninterest-bearing	6631	6,041,000			13.b.1
(2) Interest-bearing	6636	4,358,000			13.b.2
14. Federal funds purchased and securities sold under agreements to repurchase:			RCON		
a. Federal funds purchased in domestic offices (2)			B993	6,476,000	14.a
			RCFD		
b. Securities sold under agreements to repurchase (3)			B995	0	14.b
15. Trading liabilities (from Schedule RC-D)			3548	155,000	15
16. Other borrowed money (includes mortgage indebtedness and obligations					
under capitalized leases) (from Schedule RC-M)			3190	242,000	16
17. and 18. Not applicable					
19. Subordinated notes and debentures (4)			3200	0	19
20. Other liabilities (from Schedule RC-G)			2930	2,062,000	20
21. Total liabilities (sum of items 13 through 20)			2948	**46,451,000**	21
22. Not applicable					

(1) Includes noninterest-bearing demand, time, and savings deposits.
(2) Report overnight Federal Home Loan Bank advances in Schedule RC, item 16, "Other borrowed money."
(3) Includes all securities repurchase agreements in domestic and foreign offices, regardless of maturity.
(4) Includes limited-life preferred stock and related surplus.

DEUTSCHE BANK TRUST COMPANY AMERICAS

Legal Title of Bank

FDIC Certificate Number: 00623

FFIEC 031

RC-2

Equity Capital

    Bank Equity Capital

RCFD    tril    bil    mil    thou

23. Perpetual preferred stock and related surplus    3838    0    23

24. Common stock    3230    2,127,000    24

25. Surplus (excludes all surplus related to preferred stock)    3839    595,000    25

26. a. Retained earnings    3632    5,755,000    26.a

     b. Accumulated other comprehensive income (5)    8530    26,000    26.b

     c. Other equity capital components (6)    A130    0    26.c

27. a. Total bank equity capital (sum of items 23 through 26.c)    3210    8,503,000    27.a

     b. Noncontrolling (minority) interests in consolidated subsidiaries    3000    247,000    27.b

28. Total equity capital (sum of items 27.a and 27.b)    G105    8,750,000    28

29. Total liabilities and equity capital (sum of items 21 and 28)    3300    55,201,000    29

Memoranda

To be reported with the March Report of Condition.

1.

Indicate in the box at the right the number of the statement below that best describes the most comprehensive level of auditing work performed for the bank by independent external auditors as of any date during 2011

RCFD        Number

6724            N/A             M.1

1 –	Independent audit of the bank conducted in accordance with generally accepted auditing standards by a certified public accounting firm which submits a report on the bank

2 –

Independent audit of the bank’s parent holding company conducted in accordance with generally accepted auditing standards by a certified public accounting firm which submits a report on the consolidated holding company (but not on the bank separately)

3 –	Attestation on bank management’s assertion on the effectiveness of the bank’s internal control over financial reporting by a certified public accounting firm.
4 –	Directors’ examination of the bank conducted in accordance with generally accepted auditing standards by a certified public accounting firm (may be required by state chartering authority)
5 –	Directors’ examination of the bank performed by other external auditors (may be required by state chartering authority)
6 –	Review of the bank’s financial statements by external auditors
7 –	Compilation of the bank’s financial statements by external auditors
8 –	Other audit procedures (excluding tax preparation work)
9 –	No external audit work

To be reported with the March Report of Condition.

2.	Bank’s fiscal year-end date
RCON MM	/ DD
8678 N/A M.2
(5)

Includes net unrealized holding gains (losses) on available-for-sale securities, accumulated net gains (losses) on cash flow hedges, cumulative foreign currency translation adjustments, and accumulated defined benefit pension and other post retirement plan adjustments.

(6)	Includes treasury stock and unearned Employee Stock Ownership Plan shares.